Exhibit 8.1

DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020-1104 www.dlapiper.com

T 212.335.4500 F 212.335.4501

November 23, 2020
Attorney-Client Privilege

Loral Space & Communications Inc.

Re:	Section 7874

Ladies and Gentlemen:

Loral Space & Communications Inc. (“Loral”) has requested our opinion (“Opinion”) with respect to the U.S. federal income tax treatment of the Integration Transaction (as defined below). In particular, our Opinion addresses whether the Integration Transaction should result in an inversion under Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”).1

The analyses discussed under the heading “Analysis and Discussion” below, as well as the Opinion set forth below under the heading “Summary of Opinion,” are based upon the current provisions of the Code, United States Treasury Department Regulations promulgated thereunder (the “Treasury Regulations”), published administrative positions of the United States Internal Revenue Service (the “IRS”) contained in Revenue Rulings, Revenue Procedures, and other pronouncements, and United States federal judicial decisions, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive. Changes in any of these aforementioned authorities may affect the Opinion set forth herein.

Our Opinion is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any change of fact, circumstances, or law after the date hereof. As you know, our Opinion is not binding on the IRS or any court. Some of the issues with respect to which we have rendered our Opinion below have not been previously adjudicated in any court of law, and are not addressed in any IRS guidance, whether public or private. While we believe our Opinion reflects the correct interpretation of the law, and properly applies the law to the facts, no complete assurance can be given that the IRS would share our view. Nor can any complete assurance be given that, taking into account the risks inherent in any litigation, a court would not hold otherwise. In rendering the Opinion set forth herein, we have examined and relied on originals or copies of the following documents:

(a)	The Transaction Agreement and Plan of Merger (the “Transaction Agreement”);

1 Except as otherwise indicated, all references to “Section” are to sections of the Code and all references to “Treas. Reg. §” are to sections of the final Treasury Regulations, each as in effect as of the date of this opinion letter.

Loral Space & Communications Inc.

November 23, 2020

Page Two

(b)	Telesat Partnership LP Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”); and

(c)	Business Corporation Act, British Columbia, Articles, Telesat Corporation.

The documents listed above are referred to together as the “Transaction Documents.” In connection with this Opinion, we have not reviewed any document (other than those listed above) that is incorporated by reference into the Transaction Documents. We have assumed that there is no provision in any such other document that is inconsistent with the Opinion stated herein. We have not conducted any independent factual investigation of our own but have relied solely upon the Transaction Documents and the facts specified therein. As to the critical facts relevant to the Opinion herein, we have also relied upon the statements and representations below contained in the “Statement of Facts, Assumptions, and Representations.” If any material fact is incorrect, the Opinion herein may be affected thereby.

Any defined term not otherwise defined herein has the meaning ascribed to it in the Glossary annexed to this Opinion.

STATEMENT OF FACTS, ASSUMPTIONS, AND REPRESENTATIONS

For purposes of this Opinion, we have, with your permission, relied on the following facts, assumptions, and representations.

I.            The Parties to the Integration Transaction

Loral is a corporation incorporated under the laws of Delaware. Loral’s voting common stock (“Loral Voting Common Stock”) is listed on NASDAQ. Various funds affiliated with MHR Fund Management LLC (“MHR”) and Dr. Mark Rachesky (collectively, the “MHR Holders”) own approximately 58.4% of Loral.2

Loral Holdings Corporation (“Loral Holdings”) is a corporation incorporated under the laws of Delaware. All of the shares of Loral Holdings are owned by Loral.

The Public Sector Pension Investment Board (“PSP”) is a Crown corporation established under the Public Sector Pension Investment Board Act (“PSIBA”) and governed by the Public Sector Pension Investment Board Regulations (the “PSP Regulations”).

Red Isle Private Investments Inc. (“Red Isle”) is a corporation incorporated under the Canada Business Corporations Act (“CBCA”). Red Isle is a wholly owned subsidiary of PSP.

2 The MHR Holders own 39.81% of Loral in the form of Loral Voting Common Stock and 18.59% of Loral in the form of non-voting common stock (“Loral Non-Voting Common Stock” and, together with the Loral Voting Common Stock, “Loral Common Shares”).

Loral Space & Communications Inc.

November 23, 2020

Page Three

Telesat Canada (“Telesat”) is a corporation formed by amalgamation and is governed by the CBCA. The issued and outstanding share capital of Telesat consists of common shares (“Telesat Common Shares”), voting participation preferred shares (“Telesat Voting Participating Preferred Shares”), non-voting participating preferred shares (“Telesat Non-Voting Participating Preferred Shares”), and Director voting shares (“Telesat Director Voting Preferred Shares”). Such shares are assumed to be owned as follows:

•	Loral has an indirect 62.67% economic interest and 32.64% voting interest (32.64% for directors);

•	Red Isle has a 36.20% economic interest and 67.36% voting interest (only 29.38% for directors);

•	Telesat’s management (“Telesat Management”), some of whom are residents of Canada for the purposes of Canada’s Income Tax Act (the “Tax Act”), own a 1.13% economic interest and 0% voting interest; and

•	The holders of the Telesat Director Voting Preferred Shares (John P. Cashman and Colin D. Watson (the “Voting Directors”)) have a nominal economic interest and 37.98% of the votes that may be cast to elect directors of Telesat.

Members of Telesat Management have options (“Telesat Options”) to acquire Telesat Non-Voting Participating Preferred Shares.

Each of the Voting Directors is a resident of Canada for purposes of the Tax Act.

II.             Pre-Integration Transaction Events

On May 1, 2020 Loral announced that its Board of Directors declared a special dividend of $5.50 per share for an aggregate dividend of approximately $170.5 million. The dividend was payable on May 28, 2020 to holders of record of Loral Common Shares as of the close of business on May 14, 2020.

III.           The Contemplated Transactions

A.            Formation of Entities/Issuance of Preferred Stock of Loral/Transaction Agreement and Plan of Merger

Step A: The Voting Directors incorporated Telesat Corporation as a new corporation under the CBCA (“Telesat Corporation”) by contributing $500. The authorized capital of Telesat Corporation consists or will consist of:

Loral Space & Communications Inc.

November 23, 2020

Page Four

a.	Class A common shares (“Telesat Corporation Class A Common Shares”), which have voting rights, will be publicly traded, and will be held by Canadians other than PSP or Red Isle. Each Telesat Corporation Class A Common Share will automatically convert into Telesat Corporation Class B Common Shares (as defined below) on a 1:1 basis if beneficially held by a non-Canadian;

b.	Class B common shares (“Telesat Corporation Class B Common Shares”), which have voting rights, will be publicly traded, and will be held by non-Canadians. Each Telesat Corporation Class B Common Share will automatically convert into Telesat Corporation Class A Common Shares on a 1:1 basis if held by a Canadian;

c.	Class C Fully Voting common shares, which have voting rights and will be held by Red Isle. Each such share can be converted on a 1:1 basis into Class C Limited Voting common shares at the option of Red Isle and will automatically convert into Telesat Corporation Class A Common Shares on a 1:1 basis if held by a Canadian (other than Red Isle) or Telesat Corporation Class B Common Shares on a 1:1 basis if held by a non-Canadian;

d.	Class C Limited Voting common shares, which have voting rights, except for directors, and will be held by Red Isle. Each such share can be converted on a 1:1 basis into Class C Fully Voting common shares at the option of Red Isle and will automatically convert into Telesat Corporation Class A Common Shares on a 1:1 basis if held by a Canadian (other than Red Isle) or Telesat Corporation Class B Common Shares on a 1:1 basis if held by a non-Canadian. Class C Fully Voting common shares and Class C Limited Voting common shares are referred to collectively herein as “Telesat Corporation Class C Common Shares” and, together with the Telesat Corporation Class A Common Shares and Telesat Corporation Class B Common Shares, as the “Telesat Corporation Common Shares”;

e.	The “Golden Share,” which has no economic entitlements and has voting rights in relation to specified matters. The Golden Share will be issued to the Trust (as described below);

f.	Three special voting shares (the “Telesat Corporation Class A Special Voting Share,” “Telesat Corporation Class B Special Voting Share,” and “Telesat Corporation Class C Special Voting Share”), which will be held by the Trust (as described below); and

g.	An unlimited number of super voting shares entitling the holders, as a class, to cast greater than 50% of the votes for directors (“Telesat Corporation Super Voting Shares”).

Step B: The Voting Directors will each subscribe for Telesat Corporation Super Voting Shares by paying $500.

Loral Space & Communications Inc.

November 23, 2020

Page Five

Step C: Telesat Corporation and the Voting Directors have formed a limited partnership governed by the laws of Ontario (“Telesat Partnership”). Telesat Corporation is the general partner, while the Voting Directors are the initial limited partners. The activity of Telesat Partnership will be restricted to holding shares of Loral and Telesat CanHoldco (as defined below). Telesat Partnership has non-exchangeable partnership units (“Non-Exchangeable Telesat Partnership Units”) and exchangeable partnership units (“Telesat Partnership Units” and, together with the Non-Exchangeable Telesat Partnership Units, the “Units”). There are three classes of Telesat Partnership Units: “Class A Telesat Partnership Units,” which will be held by Canadian persons other than Red Isle; “Class B Telesat Partnership Units,” which will be held by non-Canadian persons; and “Class C Telesat Partnership Units,” which will be held by Red Isle. Each class of Telesat Partnership Units has the same per unit economic entitlements. Telesat Partnership Units may not be exchanged for the first six months following receipt (the “Lock-up”). After the Lock-up, Class A Telesat Partnership Units will be exchangeable on a 1:1 basis for Telesat Corporation Class A Common Shares; Class B Telesat Partnership Units will be exchangeable on a 1:1 basis for Telesat Corporation Class B Common Shares; and Class C Telesat Partnership Units will be exchangeable on a 1:1 basis for Telesat Corporation Class C Common Shares. Other than certain affiliate transactions permitted to allow for holding structure modifications without changes to beneficial ownership or other interfamily transfers for the purpose of estate planning (such transfers hereinafter referred to as “Permitted Transfers” and the transferees with respect to Permitted Transfers referred to as “Permitted Transferees”), holders of Units are not permitted to sell or exchange Units, and Telesat Partnership will not recognize any sales or exchanges, to the extent such exchange or transfer would cause Telesat Partnership to be treated as a publicly traded partnership for U.S. federal income tax purposes.

Telesat Corporation will contribute $500 to Telesat Partnership in respect of its general partnership interest (“Telesat Partnership GP Units”), and the Voting Directors will each contribute $50 to Telesat Partnership in exchange for Class X limited partnership units (“Class X Telesat Partnership Units”) in Telesat Partnership. The Class X Telesat Partnership Units will have nominal value.

Step D: Telesat Partnership will incorporate a new corporation (“Telesat CanHoldco”) under the CBCA. Telesat Partnership will contribute $50 to Telesat CanHoldco in exchange for shares of common stock in Telesat CanHoldco (“Telesat CanHoldco Shares”).

Step E: Loral has designated a new series of preferred stock (“Loral Series B Preferred Stock”) that has a preference equal to its purchase price, shares pro rata on a share-by-share basis with Loral Common Shares in the residual value of Loral, and is non-voting unless there are no shares of Loral Voting Common Stock outstanding; and has issued five shares of such Loral Series B Preferred Stock to Telesat Partnership at a price per share equal to the trading price of Loral Voting Common Stock at the time of issuance.

Step F: Loral has formed Lion Combination Sub Corporation as a corporation under the laws of the state of Delaware (“Merger Sub”) and subscribed for common shares for $50.

Loral Space & Communications Inc.

November 23, 2020

Page Six

Step G: Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco, Merger Sub, Loral, PSP, and Red Isle are entering into the Transaction Agreement and Plan of Merger, which provides for the Integration Transaction, assuming necessary approvals are obtained and other conditions are satisfied. The Transaction Agreement provides that an inducement payment (the “Inducement Payment”) will be made by Loral to Red Isle in an amount not exceeding the lesser of: (i) $7 million or (ii) Loral cash-on-hand on the Closing Date (“Closing Cash”), less $1 million (“Minimum Cash”). The purpose of the Inducement Payment is to induce PSP and Red Isle to enter into the Integration Transaction. The Transaction Agreement also includes an indemnification in favor of Red Isle.

Members of Telesat Management will enter into Stockholder Contribution Agreements to exchange each of their shares of Telesat for one Telesat Corporation Class A Common Share or Telesat Corporation Class B Common Share and $0.01. Members of Telesat Management that hold Telesat Options, tandem stock appreciation rights accompanying certain Telesat Options (“Telesat Tandem SARs”), and/or restricted stock units of Telesat (“Telesat RSUs”) will enter into an “Optionholder Exchange Agreement” pursuant to which they will exchange their Telesat Options, Telesat Tandem SARs, and Telesat RSUs for corresponding options, tandem SARs, and RSUs of Telesat Corporation (“Telesat Corporation Incentive Securities”).

Step H: Either prior to or contemporaneous with the execution of the Transaction Agreement, Loral will declare a dividend in an amount not to exceed $86 million with respect to its shares. The payment of the dividend will not be related to, or contingent, in any fashion, upon the Integration Transaction and will be paid from cash on hand at Loral, pursuant to its terms, regardless whether the Integration Transaction closes. Payment of the dividend is expected to occur 30–60 days after the declaration.

B.            The Integration Transaction

The following transactions comprise the “Integration Transaction”:

Step 1: An individual (the “Trust Settlor”) will settle $5,100 on a Canadian corporate trustee (the “Trustee”) to be held in trust (the “Trust”). The beneficiaries of the Trust will be one or more Canadian registered charities.

Step 2: The Trust will subscribe for the Telesat Corporation Class A Special Voting Share, Telesat Corporation Class B Special Voting Share, and Telesat Corporation Class C Special Voting Share for an aggregate amount of $100 and will invest $4,999 in an interest-bearing bank deposit account or as otherwise provided in the Trust Agreement. Interest earned from the bank deposit will be payable annually to the beneficiaries of the Trust. The terms of the Trust will require that the Trustee subscribe for the Telesat Corporation Class A Special Voting Share, Telesat Corporation Class B Special Voting Share, and Telesat Corporation Class C Special Voting Share and exercise its voting rights in accordance with the directions of limited partners of Telesat Partnership that hold outstanding Units. Subject to restrictions described below, Telesat Partnership Units may be exchanged by a holder for Telesat Corporation Common Shares. Holders of Telesat Partnership Units will be entitled to voting rights equivalent to Telesat Corporation Common Shares through the Trust. The Trust will subsequently acquire the Golden Share for $1. The Trustee will agree to vote the Golden Share in accordance with the provisions of the voting agreement.

Loral Space & Communications Inc.

November 23, 2020

Page Seven

Step 3: Pursuant to the Stockholder Contribution Agreement, members of Telesat Management will transfer their shares of Telesat Non-Voting Participating Preferred Shares to Telesat Corporation in exchange for (x) a number of Telesat Corporation Class A Common Shares or Telesat Corporation Class B Common Shares, depending on whether they are Canadian persons, equal to the number of Telesat Non-Voting Participating Preferred Shares contributed multiplied by the Telesat-to-Telesat Corporation Exchange Ratio (as defined in the Glossary of Terms), plus (y) $0.01 per Telesat share.

Step 4: The Voting Directors will contribute the Telesat Director Voting Preferred Shares to Telesat Partnership in exchange for additional Class X Telesat Partnership Units.

Step 5: Telesat Corporation will transfer the Telesat Non-Voting Participating Preferred Shares acquired from Telesat Management to Telesat CanHoldco in exchange for Telesat CanHoldco Shares.

Step 6: Red Isle will transfer a portion of its Telesat Non-Voting Participating Preferred Shares to Telesat Corporation for Telesat Corporation Class C Fully Voting common shares having a value equal to $5 million (the “30% Shares”) and the balance of its shares of Telesat to Telesat Partnership in exchange for Class C Telesat Partnership Units and, if applicable, cash (the “PSP Closing Cash Payment”), which cash shall be payable 35 trading days after the consummation of the Integration Transaction. The PSP Closing Cash Payment will be the product of (i) the amount, if any, by which $7 million exceeds the Inducement Payment and (ii) the Closing Gross-up Factor. The PSP Closing Cash Payment will be funded by a loan from Telesat to Telesat CanHoldco, which cash will then be paid by Telesat CanHoldco to Telesat Partnership in cancellation of the promissory note discussed in Step 8 and thereafter distributed by Telesat Partnership to Red Isle. Concurrently with Red Isle’s transfer of its shares of Telesat to Telesat Corporation and Telesat Partnership, Telesat Corporation will transfer the Telesat CanHoldco Shares issued to it in Step 5 to Telesat Partnership in exchange for additional Telesat Partnership GP Units and Loral will pay the Inducement Payment to Red Isle.

Step 7: Telesat Corporation will transfer the 30% Shares to Telesat Partnership in exchange for additional Telesat Partnership GP Units.

At the conclusion of this step, Telesat Corporation will own directly shares of Telesat that are entitled to 0.0% of the votes for directors and, as general partner of Telesat Partnership, will direct the voting of the Telesat Director Voting Preferred Shares owned by Telesat Partnership, which are entitled to 37.98% of the votes for directors of Telesat, and the shares acquired from Red Isle that are entitled to 29.38% of the votes for directors of Telesat.

Step 8: Telesat Partnership will transfer all of its Telesat shares to Telesat CanHoldco in exchange for additional Telesat CanHoldco Shares and a demand non-interest-bearing promissory note in an amount, if any, equal to the PSP Closing Cash Payment.

Loral Space & Communications Inc.

November 23, 2020

Page Eight

Step 9: Members of Telesat Management that hold Telesat Options, Telesat Tandem SARs, and Telesat RSUs will exchange their Telesat Options, Telesat Tandem SARs, and Telesat RSUs for Telesat Corporation Incentive Securities pursuant to the Optionholder Exchange Agreement.

Step 10: On the day following Step 9, Merger Sub will merge with and into Loral, with Loral surviving (the “Merger”). On the Merger, Loral shareholders may elect to receive, in whole or part, Telesat Partnership Units (those Loral stockholders receiving Telesat Partnership Units, the “Unit Electing Loral Shareholders”). Unit Electing Loral Shareholders (including the MHR Holders) will receive Class B Telesat Partnership Units (unless they establish that they are Canadian persons, in which case they will receive Class A Telesat Partnership Units). Telesat Partnership Units may be exchanged for Telesat Corporation Common Shares. Holders of Telesat Partnership Units will be entitled to voting rights equivalent to Telesat Corporation Common Shares through the Voting Trust (such rights referred to as “Non-Economic Voting Rights”). To the extent a Loral stockholder does not validly elect to receive Telesat Partnership Units (“Up-C Electing Loral Shareholders”), such stockholder will receive Telesat Corporation Class B Common Shares (unless the stockholder establishes that he/she/it is a Canadian person, in which case the stockholder will receive Telesat Corporation Class A Common Shares). The Loral Series B Preferred Stock held by Telesat Partnership will remain outstanding. The shares of Merger Sub owned by Loral will be cancelled.

Step 11: Concurrently with the Merger:

a.	The Class X Telesat Partnership Units of the Voting Directors will be purchased for consideration equal to their fair market value;

b.	The Telesat Corporation Super Voting Shares owned by the Voting Directors will be purchased for nominal consideration by Telesat Corporation;

c.	Telesat Corporation will issue the Golden Share to the Voting Trust for $1; and

d.	Telesat Partnership will issue additional Telesat Partnership GP Units to Telesat Corporation in exchange for Telesat Corporation issuing Telesat Corporation Common Shares to Up-C Electing Loral Shareholders on the Merger.

The Transaction Agreement contemplates a series of post-closing steps which are not relevant to the Opinion rendered herein. Accordingly, such additional steps have been omitted from the above discussion.

Loral Space & Communications Inc.

November 23, 2020

Page Nine

IV.           Representations

1.	Loral has represented to DLA Piper LLP (US) in connection with the issuance of this Opinion that:

a.	Prior to the Integration Transaction, the MHR Holders owned approximately 58.4% of the outstanding common equity of Loral and therefore indirectly approximately 36.6% of the equity of Telesat. Shareholders of Loral other than the MHR Holders indirectly owned approximately 26.1% of the equity of Telesat.

b.	The Integration Transaction was motivated solely by business considerations, to create a single, publicly traded vehicle for all the stakeholders of Telesat.

c.	On May 28th, 2020, Loral paid a dividend to its shareholders of record as of May 14, 2020 of approximately $170,500,000. Other than this distribution and an additional distribution of an amount not in excess of $86,000,000 that is anticipated to be declared prior to or contemporaneous with execution of the Transaction Agreement and paid within 30–60 days thereafter, Loral has not made and will not make any distributions with respect to its stock in the 36-month period leading up to the closing of the Integration Transaction.

2.	MHR has represented to DLA Piper LLP (US) in connection with the issuance of this Opinion that, on the Merger, the MHR Holders will elect to receive Telesat Partnership Units.

3.	Telesat Corporation has provided the following representations to DLA Piper LLP (US) in connection with the issuance of this Opinion:

a.	Telesat Partnership will not make an election to be treated as a corporation for U.S. federal income tax purposes.

b.	The Lock-up has been requested by financial advisors to Telesat Corporation and was not motivated by U.S. tax planning.

c.	During the 36-month period ending on the date on which a binding contract to effect the Integration Transaction was entered into, Telesat did not engage in any domestic entity acquisitions within the meaning of Treas. Reg. § 1.7874-12(a)(5).

d.	During the 36-month period ending on the date on which a binding contract to execute the Integration Transaction was entered into, no stock of Telesat was issued in exchange for: (1) cash or cash equivalents; (2) marketable securities (any security for which there is a market on an established securities market or otherwise); or (3) any obligation (an obligation being a fixed or contingent obligation to make a payment or provide value without regard to whether the obligation is otherwise taken into account for tax purposes, including but not limited to, a debt obligation, a tort obligation, a contract obligation (including an obligation to provide goods or services), a pension obligation, an obligation under a short sale, and an obligation under derivative financial instruments such as options, forward contracts, futures contracts, and swaps).

e.	As of the closing of the Integration Transaction, more than fifty percent (50%) of the gross value of all of the assets of entities owned directly or indirectly by Telesat Corporation and Telesat Partnership will not consist of: (1) cash or cash equivalents; (2) marketable securities (any security for which there is a market on an established securities market or otherwise); or (3) any obligation (an obligation being a fixed or contingent obligation to make a payment or provide value without regard to whether the obligation is otherwise taken into account for tax purposes, including but not limited to, a debt obligation, a tort obligation, a contract obligation (including an obligation to provide goods or services), a pension obligation, an obligation under a short sale, and an obligation under derivative financial instruments such as options, forward contracts, futures contracts, and swaps).

Loral Space & Communications Inc.

November 23, 2020

Page Ten

V.            Assumptions

With your permission, in rendering the Opinion below, we have assumed the following statements as true:

(a)	All documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies to the original documents and such original documents are authentic; all signatures including endorsements on all documents submitted to us for examination are genuine; and all public records and other documents reviewed and all statements therein are accurate and complete;

(b)	Each of the parties to the Transaction Documents is validly existing and is in good standing under the laws of its jurisdiction of organization and is qualified to do business and is in good standing in all other jurisdictions required for each of the parties to conduct its business, and each of the parties has the necessary corporate, partnership, limited liability company, or trust power and authority, as the case may be, to enter into and perform all obligations under the instruments, documents, and agreements to which it is a party;

(c)	No party requires any order, consent, approval, license, or authorization of, or filing, recording, or registration with, any governmental or public body or authority of the United States of America or any state or agency or political subdivision thereof in connection with (i) the execution and delivery of the Transaction Documents, (ii) their validity, binding effect, or enforceability, or (iii) any of the transactions contemplated thereby, which has not been obtained;

(d)	The execution and delivery of the Transaction Documents and the performance by each of the parties thereto of its obligations thereunder will not contravene (A) any provision of the applicable organizational documents of such parties; (B) any present requirement of law applicable to any of such parties; or (C) any court order or consent decree;

Loral Space & Communications Inc.

November 23, 2020

Page Eleven

(e)	There are no oral or written modifications of or amendments to the Transaction Documents and there has been no waiver of any of the provisions of any Transaction Documents, by actions or conduct of the parties thereto or otherwise;

(f)	The Transaction Documents and other documents listed above, to the extent applicable, constitute the entire agreements among the parties thereto with respect to the subject matter thereof;

(g)	Each of the Transaction Documents has been or will be duly authorized, executed, and delivered by each of the parties thereto and each of the Transaction Documents is or will be enforceable against each of the parties thereto;

(h)	All of the statements of fact, representations, and warranties contained in the Transaction Documents are accurate and all of the parties to the Transaction Documents will comply with their covenants and agreements contained in the Transaction Documents and all laws applicable thereto;

(i)	Other than the Permitted Transferees, Telesat Partnership will not admit any new partners following the consummation of the Integration Transaction;

(j)	PSP for its own commercial reasons is exchanging the bulk of its Telesat Common Shares for Telesat Partnership Units, so that it holds its investment at the same level as the MHR Holders;

(k)	The fair market value of the outstanding shares of Telesat will be at least $315 million as of the consummation of the Integration Transaction; and

(l)	All of the transactions contemplated by the Transaction Documents have been and will be consummated in accordance with their terms and consistent with our factual understanding.

Loral Space & Communications Inc.

November 23, 2020

Page Twelve

SUMMARY OF OPINION

Based on the Transaction Documents that we have examined, the facts represented to us and stated above, and the analysis set forth below, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, although there is no precedent directly on point, we are of the opinion that:

1.	Telesat Partnership should not be considered a publicly traded partnership for U.S. federal income tax purposes.

2.	Telesat Partnership should not be treated as a surrogate foreign corporation under Section 7874.

3.	While not entirely free from doubt, upon the consummation of the Integration Transaction, Loral should not be treated as an expatriated entity and Telesat Corporation should not be treated as a surrogate foreign corporation under Section 7874.

4.	Upon the consummation of the Integration Transaction, neither Telesat Partnership nor Telesat Corporation should be treated as a domestic corporation under Section 7874.

ANALYSIS AND DISCUSSION

I.              General – Application of Section 7874

Under Section 7874 of the Code, an acquired domestic corporation will be treated as an “expatriated entity” and a foreign acquirer (including a foreign partnership that is treated as publicly traded) of the domestic corporation as a “surrogate foreign corporation” if the acquired domestic corporation undergoes a 60% Inversion (as defined below). If the acquired domestic corporation undergoes an 80% Inversion (as defined below), the acquired domestic entity will not be treated as an expatriated entity and the foreign acquirer will not be treated as a surrogate foreign corporation; however, the foreign acquirer will be treated as a domestic corporation for all U.S. federal income tax purposes. The taxable income of an expatriated entity cannot be less than the inversion gain of the expatriated entity for the ten-year period following the date such entity became an expatriated entity.3 The inversion gain is any gain or income recognized on the disposition of stock or other properties owned by the expatriated entity or any income received or accrued for the license of assets of the expatriated entity either (i) as part of the transaction pursuant to which the entity became an expatriated entity, or (ii) to a foreign related person.4 If a domestic corporation becomes an expatriated entity prior to December 22, 2027, it must pay an additional tax, in the year of the 60% Inversion, equal to the amount of any deduction allowed to the expatriated entity under Section 965(c) of the Code, multiplied by thirty-five percent (35%) (the “Section 965 Recapture Tax”).5 Any dividend paid by a surrogate foreign corporation will be subject to tax at ordinary income rates and will not be eligible for the reduced rate of tax applicable under Section 1(h)(11).6

II.             Telesat Partnership Should Not Be Considered a Publicly Traded Partnership

Telesat Partnership should not be considered a publicly traded partnership because its Units should not be treated as being (A) traded on an established securities market or (B) readily tradable on a secondary market or the substantial equivalent thereof.

3 Section 7874(a)(1).

4 Section 7874(d)(2).

5 Section 965(l)(1).

6 See Section 1(h)(11)(c)(iii)(II).

Loral Space & Communications Inc.

November 23, 2020

Page Thirteen

A.	Units of Telesat Partnership Should Not Be Treated as Being Traded on an Established Securities Market

A publicly traded partnership is a partnership the interests of which are traded on an established securities market, or are readily tradable on a secondary market or the substantial equivalent thereof.7 For this purpose, an established securities market means (1) a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 (the “1934 Act”), (2) a national securities exchange exempt from registration under Section 6 of the 1934 Act because of the limited volume of transactions, (3) a foreign securities exchange that, under local law, satisfies regulatory requirements analogous to those of the 1934 Act, (4) a regional or local exchange, or (5) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.8 Partnership interests are considered to be traded on an established securities market only if the partnership participates in the establishment of the market or the inclusion of its interests thereon, or recognizes any transfers made on the market by redeeming the transferor partner or admitting the transferee as a partner or otherwise recognizing any rights of the transferee.9

Here, holders will be permitted to transfer Telesat Partnership Units to Telesat Partnership in return for Telesat Corporation Common Shares. However, other than transfers to Permitted Transferees, all other transfers of Telesat Partnership Units will be forbidden and will not be recognized by Telesat Partnership. Further, the Non-Exchangeable Telesat Partnership Units will not be transferred. As a result, no Units of Telesat Partnership should be listed on any established securities market.

B.	Units of Telesat Partnership Should Not Be Treated as Readily Tradable on a Secondary Market or the Substantial Equivalent Thereof

Taking into account all the facts and circumstances, Units of Telesat Partnership should not be considered to be readily tradable on a secondary market or the substantial equivalent thereof.

7 Section 7704(b); Treas. Reg. § 1.7704-1(a)(1).

8 Treas. Reg. § 1.7704-1(b).

9 Treas. Reg. § 1.7704-1(d).

10 Treas. Reg. § 1.7704-1(c)(1).

11 Treas. Reg. § 1.7704-1(c)(2)(i).

Loral Space & Communications Inc.

November 23, 2020

Page Fourteen

Partnership interests that are not traded on an established securities market are “readily tradable on a secondary market or the substantial equivalent thereof if, taking into account all of the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market” (the “Substantial Equivalence Test”).10 The Treasury Regulations set forth four “reverse safe harbors” each of which, if met, will result in the Substantial Equivalence Test being satisfied:

1.	Interests in the partnership are regularly quoted by any person, such as a broker or dealer, making a market in the interests;[11]

2.	Any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the partnership and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others;[12]

3.	The holder of an interest in the partnership has a readily available, regular, and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell, or exchange interests in the partnership;[13] or

4.	Prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange interests in the partnership in a time frame and with the regularity and continuity that is comparable to that described in 1–3 above.[14]

The Treasury Regulations also describe three safe harbors (the “Transfer Safe Harbors”), pursuant to which “private transfers,” transfers pursuant to certain redemption and repurchase agreements, and transfers through a qualified matching service will be disregarded for purposes of determining whether partnership interests are readily tradable on a secondary market or the substantial equivalent thereof.15 For this purpose, private transfers are:

1.	Transfers in which the basis of the partnership interest in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under Section 732;[16]

2.	Transfers at death, including transfers from an estate or testamentary trust;[17]

3.	Transfers between family members;[18]

4.	Transfers involving the issuance of interests by (or on behalf of) the partnership in exchange for cash, property, or services;[19]

5.	Transfers involving distributions from a qualified retirement plan or individual retirement account;[20]

12 Treas. Reg. § 1.7704-1(c)(2)(ii).

13 Treas. Reg. § 1.7704-1(c)(2)(iii).

14 Treas. Reg. § 1.7704-1(c)(2)(iv).

15 Treas. Reg. § 1.7704-1(e)(1), (f), (g).

16 Treas. Reg. § 1.7704-1(e)(1)(i).

17 Treas. Reg. § 1.7704-1(e)(1)(ii).

18 Treas. Reg. § 1.7704-1(e)(1)(iii).

19 Treas. Reg. § 1.7704-1(e)(1)(iv).

20 Treas. Reg. § 1.7704-1(e)(1)(v).

Loral Space & Communications Inc.

November 23, 2020

Page Fifteen

6.	“Block transfers,”[21] i.e., the transfer by a partner and any related persons in one or more transactions during any 30-calendar day period of partnership interests representing in the aggregate more than 2% of the total interests in partnership capital or profits;[22]

7.	Transfers pursuant to a right under a redemption or repurchase agreement (i.e., a plan of redemption or repurchase maintained by the partnership, whereby the partners may tender their partnership interests for purchase by the partnership, another partner, or a person related to another partner23) that is exercisable only (A) upon the death, disability, or mental incompetence of the partner, or (B) upon the retirement or termination of the performance of services of an individual who actively participated in the management of, or performed services on a full-time basis for, the partnership;[24]

8.	Transfers pursuant to a “closed end redemption plan”;[25]

9.	Transfers by one or more partners of interests representing in the aggregate 50% or more of the total interests in partnership capital and profits in one transaction or a series of related transactions;[26] and

10.	Transfers not recognized by the partnership.[27]

A transfer pursuant to a redemption or repurchase agreement that is not a private transfer will be disregarded for purposes of determining whether partnership interests are readily tradable on a secondary market or the substantial equivalent thereof if (1) the redemption or repurchase agreement provides that the redemption or repurchase cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner’s intention to exercise the redemption or repurchase right, (2) either the redemption or repurchase agreement requires that the redemption or repurchase price not be established until at least 60 calendar days after receipt of such notification by the partnership or the partner, or the redemption or repurchase price is established not more than four times during the partnership’s taxable year, and (3) the sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership (other than in private transfers) does not exceed 10% of the total interests in partnership capital or profits.28

21 Treas. Reg. § 1.7704-1(e)(1)(vi).

22 Treas. Reg. § 1.7704-1(e)(2).

23 Treas. Reg. § 1.7704-1(e)(3).

24 Treas. Reg. § 1.7704-1(e)(1)(vii).

25 Treas. Reg. § 1.7704-1(e)(1)(viii).

26 Treas. Reg. § 1.7704-1(e)(1)(ix).

27 Treas. Reg. § 1.7704-1(e)(1)(x).

28 Treas. Reg. § 1.7704-1(f).

Loral Space & Communications Inc.

November 23, 2020

Page Sixteen

Transfers through a qualified matching service will also be disregarded for purposes of determining whether partnership interests are readily tradable on a secondary exchange or the substantial equivalent thereof.29 For this purpose, a qualified matching service means a computerized or printed listing system that satisfies certain timing and other requirements,30 including that a binding agreement of sale cannot be entered into until the 15th calendar day after the date information regarding the offering of the interest for sale is made to potential buyers31 and that the closing of the sale does not occur prior to the 45th calendar day after the date information regarding the offering is made available.32 As is the case with transfers pursuant to a redemption or repurchase agreement that are not private transfers, transfers through a qualified matching service are disregarded only if the sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership (other than in private transfers) does not exceed 10% of the total interests in partnership capital or profits.33

The Treasury Regulations contain two safe harbors which, if satisfied, affirmatively prevent the Substantial Equivalence Test from being met.34 Under the “private placement” safe harbor, interests in a partnership are not readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction (or transactions) not requiring registration under the Securities Act of 1933, and (2) the partnership does not have more than 100 partners at any time during the taxable year of the partnership.35 Under the “lack of actual trading” safe harbor, interests in a partnership are not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership (other than private transfers, transfers pursuant to a redemption or repurchase agreement described above, and transfers through a qualified matching service) does not exceed 2% of the total interests in partnership capital or profits.36

Telesat Partnership should not fall into any of the reverse safe harbors or satisfy the private placement safe harbor or lack of actual trading safe harbor. Further, it is unclear to what extent transfers of Telesat Partnership can be disregarded under the Transfer Safe Harbors. Taking into account all the facts and circumstances, however, Units of Telesat Partnership should not be considered to be readily tradable on a secondary market or the substantial equivalent thereof.

29 Treas. Reg. § 1.7704-1(g)(1).

30 Treas. Reg. § 1.7704-1(g)(2).

31 Treas. Reg. § 1.7704-1(g)(2)(iii).

32 Treas. Reg. § 1.7704-1(g)(2)(iv).

33 Treas. Reg. § 1.7704-1(g)(2)(vii).

34 Treas. Reg. § 1.7704-1(h), (i).

35 Treas. Reg. § 1.7704-1(h)(1).

36 Treas. Reg. § 1.7704-1(i)(1).

Loral Space & Communications Inc.

November 23, 2020

Page Seventeen

1.             The Reverse Safe Harbors

Telesat Partnership should not fall into any of the reverse safe harbors for the Substantial Equivalence Test. Units of Telesat Partnership should not be regularly quoted by any person, such as a broker or dealer, making a market in the Units, because Units will not be transferable, except that Telesat Partnership Units will be transferable to Telesat Partnership upon the surrender of Telesat Partnership Units in exchange for Telesat Corporation Common Shares.37 For the same reason, no person should regularly make bid or offer quotes with respect to Units available to the public or stand ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others.38 Holders of Units should thus have no readily available, regular, and ongoing opportunity to sell or exchange Units through a public means of obtaining or providing information of offers to buy, sell, or exchange interests in Telesat Partnership.39 Nor do we believe that Telesat Partnership would run afoul of the fourth reverse safe harbor, namely, that prospective buyers and sellers would otherwise have the opportunity to buy, sell, or exchange Units in a time frame and with the regularity and continuity that is comparable to that described in the first three reverse safe harbors,40 because the fourth reverse safe harbor focuses on the establishment of a bilateral market in partnership interests (between buyers and sellers), and no such market will be created in the instant case. Other than the admission of Permitted Transferees, Telesat Partnership will not admit any new partners following the Integration Transaction, although it may issue new Units to Telesat Corporation in respect of a contribution of new equity. While Units may be exchanged for Telesat Corporation Common Shares, or new Units may be issued to Telesat Corporation in respect of a contribution of new equity, there will be no market established with respect to the partnership interests.

Accordingly, none of the reverse safe harbors should be met.

2.             The Safe Harbors

It is not expected that Telesat Partnership will satisfy the private placement safe harbor or the lack of actual trading safe harbor, and it is unclear to what extent exchanges of Telesat Partnership Units for Telesat Corporation Common Shares will fall within the Transfer Safe Harbors and thus be disregarded for purposes of determining whether Units are readily tradable on a secondary market or the substantial equivalent thereof.

3.             Facts and Circumstances

As indicated above, neither Non-Exchangeable Telesat Partnership Units, nor Telesat Partnership Units should be considered readily tradable on a secondary market or the substantial equivalent thereof, taking into account all facts and circumstances. Although the exchangeability of the Telesat Partnership Units will enable holders of such Units to exchange them for a publicly traded instrument, i.e., Telesat Corporation Common Shares, the mechanism for effecting this liquidity is substantially similar to the “closed end redemption plan,” an arrangement that Treasury and the IRS have recognized should not contribute to publicly traded partnership status. Under the private transfer safe harbor described above, transfers pursuant to a closed end redemption plan are ignored in determining whether partnership interests are readily tradable on a secondary market or the substantial equivalent thereof.41 A closed end redemption plan is a redemption or repurchase agreement where (1) the partnership does not issue any interest after the initial offering, and (2) no partner or person related to any partner (within the meaning of Section 267(b) or 707(b)(1)) provides contemporaneous opportunities to acquire interests in similar or related partnerships which represent substantially identical investments.42 Telesat Partnership will substantially meet the requirements of the closed end redemption plan because it will not admit any new partners after the consummation of the Integration Transaction and, although additional Units will be issued to Telesat Corporation upon (i) the exchange of any partner’s Telesat Partnership Units for Telesat Corporation Common Shares, and (ii) the contribution by Telesat Corporation of new equity to Telesat Partnership, neither of these issuances will effect, in substance, a partner-to-partner exchange of Units—the type of transaction that the secondary market or substantial equivalence rules treat as creating a publicly traded partnership.

In light of the above, based on an analysis of all of the facts and circumstances, we are of the opinion that Telesat Partnership should not be considered a publicly traded partnership.

37 See Treas. Reg. § 1.7704-1(c)(2)(i).

38 See Treas. Reg. § 1.7704-1(c)(2)(ii).

39 See Treas. Reg. § 1.7704-1(c)(2)(iii).

40 See Treas. Reg. § 1.7704-1(c)(2)(iv).

41 Treas. Reg. § 1.7704-1(e)(1)(viii).

Loral Space & Communications Inc.

November 23, 2020

Page Eighteen

III.           Determination of “Expatriated Entity” and “Surrogate Foreign Corporation” Status

Under Section 7874, a domestic corporation is treated as an expatriated entity and a foreign corporation (including a foreign publicly traded partnership) is treated as a surrogate foreign corporation if, pursuant to a plan or series of related transactions,43 the domestic corporation undergoes a “60% Inversion,” i.e., (1) the foreign corporation directly or indirectly acquires substantially all of the properties held by a domestic corporation (the “Substantially All Requirement”), (2) after the acquisition at least 60% of the stock (by vote or value) of the foreign corporation is held by former shareholders of the domestic corporation (the “60% Ownership Test”), and (3) after the acquisition the Substantial Business Activities Test (as defined below) is not satisfied.44 However, if all the conditions for a 60% Inversion are satisfied and, after the acquisition, at least 80% of the stock (by vote or value) of the foreign corporation is held by former shareholders of the domestic corporation (the “80% Ownership Test”), the domestic corporation will have undergone an “80% Inversion.” As a result, the domestic corporation will not be treated as an expatriated entity and the foreign corporation will not be treated as a surrogate foreign corporation. Instead, the foreign corporation will be treated as a domestic corporation for U.S. federal income tax purposes.45

The “Substantial Business Activities Test” is met if the expanded affiliated group which includes the foreign corporation has substantial business activities in the foreign country in which or under the laws of which it is created or organized, when compared to the total business activities of the expanded affiliated group.46 For this purpose, “expanded affiliated group” means a group of corporations where (i) the non-U.S. corporation owns stock representing more than 50% of the vote and value of at least one member of the expanded affiliated group, and (ii) stock representing more than 50% of the vote and value of each member is owned by other members of the group.47 The definition of an “expanded affiliated group” includes any partnership where one or more members of the expanded affiliated group own more than 50% (by value) of the interests of the partnership.48 An expanded affiliated group will be treated as having substantial business activities in the relevant foreign country when compared to its total business activities if, in general, at least 25% of the expanded affiliated group’s employees (by number and compensation), asset value, and gross income are based, located, and derived, respectively, in the relevant foreign country.49

42 Treas. Reg. § 1.7704-1(e)(4).

43 Under Section 7874(c)(3), any actions during the 4-year period beginning on the date which is 2 years before the Substantially All Requirement is met are deemed to be part of a plan.

44 Section 7874(a)(2)(B).

45 Section 7874(b).

46 Section 7874(a)(2)(B)(iii).

Loral Space & Communications Inc.

November 23, 2020

Page Nineteen

A “domestic entity acquisition” is an acquisition of a domestic corporation or partnership in which the Substantially All Requirement is satisfied.50 Under Treas. Reg. Section 1.7874-2(d), “[i]f, pursuant to a plan (or a series of related transactions), two or more foreign corporations complete, in the aggregate, a domestic entity acquisition, then each foreign corporation shall be treated as completing the acquisition for purposes of determining whether such foreign corporation is treated as a surrogate foreign corporation” (the “Multiple Acquirer Rule”). The Treasury Regulations provide two examples of the application of this rule. In the first example, four foreign corporations jointly acquire 100% of the stock of a domestic corporation, but each foreign corporation acquires only 25% of the domestic corporation’s stock and thus indirectly only 25% of the domestic corporation’s properties.51 Under the Multiple Acquirer Rule, however, all four foreign corporations are considered to have acquired substantially all of the domestic corporation’s properties.52 In the other example, a domestic corporation transfers an equal portion of its properties to each of four foreign corporations.53 Although no single foreign corporation acquires substantially all of the domestic corporation’s properties, under the Multiple Acquirer Rule each foreign corporation is considered to have satisfied the Substantially All Requirement.54

In determining whether the 60% Ownership Test or the 80% Ownership Test is satisfied with respect to a domestic entity acquisition, the Treasury Regulations employ an ownership fraction, the numerator of which generally equals the amount of stock in the foreign corporation held by former domestic entity shareholders by reason of having held equity in the domestic entity and the denominator of which generally equals the total amount of outstanding foreign corporation stock.55 As discussed in Section IV below, in certain situations, the Treasury Regulations mandate adjustments to the numerator and denominator of the ownership fraction.

47 Section 7874(c)(1).

48 Treas. Reg. § 1.7874-3(e)(2).

49 Treas. Reg. § 1.7874-3(b).

50 Treas. Reg. § 1.7874-12(a)(5).

51 Treas. Reg. Section 1.7874-2(k)(2), Ex. 5(i).

52 Treas. Reg. Section 1.7874-2(k)(2), Ex. 5(ii)

53 Treas. Reg. Section 1.7874-2(k)(2), Ex. 6(i).

54 Treas. Reg. Section 1.7874-2(k)(2), Ex. 6(ii).

55 See Treas. Reg. § 1.7874-12(a)(17).

Loral Space & Communications Inc.

November 23, 2020

Page Twenty

A.	Application to Telesat Partnership

As discussed above, Telesat Partnership should not be considered a publicly traded partnership, and given Telesat Corporation’s representation that Telesat Partnership will not elect to be treated as a corporation for U.S. federal income tax purposes, Telesat Partnership should not be treated as a surrogate foreign corporation.

B.	Application to Telesat Corporation

While not free from doubt, Loral should not be treated as an expatriated entity and Telesat Corporation should not be treated as a surrogate foreign corporation as of the consummation of the Integration Transaction because the Substantially All Requirement should not be met, whether actually or constructively, as of the consummation of the Integration Transaction. Below, we discuss in greater detail why this prerequisite for a 60% Inversion should not be satisfied. Because there cannot be a 60% Inversion absent the Substantially All Requirement being met, it is unnecessary to examine whether the 60% Ownership Test and the Substantial Business Activities Test would be satisfied as of the consummation of the Integration Transaction.

C.            Actual Ownership of Loral’s Assets

Upon the consummation of the Integration Transaction, Telesat Corporation should be considered to own less than substantially all of Loral’s properties.56

No guidance exists on what constitutes “substantially all” for purposes of the Substantially All Requirement. For ruling purposes in the C reorganization context, however, the IRS considers there to have been an acquisition of “substantially all” of a corporation’s properties if there is a transfer to the acquirer of 90% of the fair market value of the transferor’s net assets and at least 70% of the fair market value of the transferor’s gross assets.57 Both of these thresholds exceed the maximum percentage of Loral’s properties that Telesat Corporation will indirectly acquire as of the consummation of the Integration Transaction.58 Consequently, based on actual ownership, the Substantially All Requirement should not be considered to have been satisfied as of the consummation of the Integration Transaction.

56 Telesat Corporation will not own 72.82% or more of Telesat Partnership. Through its ownership of Loral, MHR owns approximately 36.6% of the economic interest of Telesat, and MHR will be a Unit Electing Loral Shareholder. As part of the Integration Transaction, moreover, Red Isle, which owns 36.12% of the economic interest of Telesat, will also contribute its interests in Telesat to Telesat Partnership in exchange for Telesat Partnership Units. Consequently, upon the consummation of the Integration Transaction, at least 72.72% = 36.6% + 36.12% of Telesat Partnership’s economic interest should not be owned by Telesat Corporation.

57 Rev. Proc. 77-37, § 3.01, 1977-2 C.B. 568, as amplified by Rev. Proc. 86-42, §§ 7.05, 7.06, 1986-2 C.B. 722.

58 Upon the consummation of the Integration Transaction, assuming non-MHR shareholders of Loral are all Up-C Electing Loral Shareholders, Telesat Corporation should indirectly own at most 27.28% = 100% - 72.72% of Loral’s properties.

Loral Space & Communications Inc.

November 23, 2020

Page Twenty-one

D.            Constructive Ownership of Loral’s Assets Under General Tax Principles

For tax purposes, an option can sometimes be deemed exercised prior to its actual exercise.59 If Telesat Partnership Units were to be deemed exercised, holders of Telesat Partnership Units would be considered to own stock in Telesat Corporation. As a result, Telesat Corporation’s ownership of Telesat Partnership’s economic interest would be deemed to be 100% and Telesat Corporation would be considered to own indirectly all of Loral’s properties, which is more than substantially all of Loral’s properties. The Telesat Partnership Units, however, should not be deemed exercised prior to their actual exercise.

The Telesat Partnership Units should not be deemed exercised during the pendency of the Lock-up because holders will have no access to the Telesat Corporation Common Shares for which their Units are exchangeable during that time. Under the substance-over-form doctrine and other general tax principles, an option can be deemed exercised if the holder of the option already enjoys the benefits and burdens of owning the underlying property.60 Holders of Telesat Partnership Units, however, will have no access to the Telesat Corporation Common Shares for which their Units are exchangeable during the pendency of the Lock-up and thus cannot enjoy the benefits or bear the burdens of owning those Telesat Corporation Common Shares during that time. Consequently, the Telesat Partnership Units should not be deemed exercised during the pendency of the Lock-up.

Even after the expiration of the Lock-up, however, the Telesat Partnership Units still should not be deemed exercised prior to their actual exercise. In assessing whether an option should be treated as constructively exercised under the substance-over-form doctrine or other general tax principles, the authorities generally focus on the economics of the option and whether the holder would be economically compelled to exercise.61 This evaluation is usually made at the time of certain triggering events: normally (i) receipt of the option,62 but sometimes also (ii) material modification, or (iii) subsequent transfer of the option.63 The expiration of the Lock-up, which will be integral to the terms of the Telesat Partnership Units upon issuance, should not be such a triggering event for deemed exercise. However, even assuming that lapse of the Lock-up could be such a triggering event, a holder of a Telesat Partnership Unit should be under no economic compulsion to exercise the exchange right. A U.S. holder (e.g., MHR and the MHR Holders) will have every reason to retain the Telesat Partnership Units until immediately prior to monetization. By exchanging Telesat Partnership Units for Telesat Corporation Common Shares, a holder will subject itself to additional U.S. and Canadian taxes on the receipt of dividends. Moreover, at the Telesat Partnership level, a holder of Telesat Partnership Units will be insulated against tax liabilities at the public Telesat Corporation level which would not apply at the Telesat Partnership level.

59 See, e.g., Section 318(a)(4); Treas. Reg. §§ 1.171-3(c)(4), 1.355-6(c)(3), 1.382-4(d), 1.761-3(a)(1), 1.1272-1(c)(5), 1.1274-2(d), 1.1502-96(b)(1), 1.1504-4; Rev. Rul. 82-150, 1982-2 C.B. 110.

60 See Rev. Rul. 82-150, 1982-2 C.B. 110; Rev. Rul. 75-563, 1975-2 C.B. 199; CCA 201547004 (Aug. 11, 2015).

61 See, e.g., Beaudry v. Comm’r, T.C. Memo. 1972-214; Rev. Rul. 85-87, 1985-1 C.B. 268 (holding that the sale of a put option should be treated as the purchase of stock because “at the time the put was sold there was no substantial likelihood that the put would not be exercised”); Rev. Rul. 83-98, 1983-2 C.B. 40 (holding that adjustable rate convertible notes (“ARCNs”) should be treated as stock “[b]ecause of the very high probability that all of the ARCN's issued will be converted into stock”); cf. Rev. Rul. 2003-97, 2003-34 I.R.B. 380 (“If the characterization of an instrument or a transaction for federal income tax purposes either depends on, or could be affected by, the existence of a person’s legal right or option to elect a certain course of action, the tax consequences often depend on whether the exercise (or nonexercise) of the right or option is economically compelled based on all the facts and circumstances.”).

62 See, e.g., Rev. Rul. 85-87; Rev. Rul. 83-98.

63 See, e.g., Treas. Reg. § 1.761-3 (establishing measuring dates (including the option’s issuance, the occurrence of an adjustment to the terms of the option or of the underlying partnership interest, or certain transfers of the option) for testing whether an option is respected as such or treated as constructively exercised); Treas. Reg. § 1.1504-4(c)(4) (same).

Loral Space & Communications Inc.
November 23, 2020

Page Twenty-two

Accordingly, the Telesat Partnership Units should not be deemed converted, whether during or upon expiration of the Lock-up.

E.            Constructive Ownership of Loral’s Properties Under the Treasury Regulations

Under Treas. Reg. § 1.7874-2, certain securities other than interests in the foreign acquiring corporation are taken into account in determining whether there is an inversion. Treas. Reg. § 1.7874-2(h) addresses when a holder of an option to acquire interests in the foreign acquiring corporation or domestic entity should be treated as holding the underlying stock or interests to which the option relates (the “Option Rule”). Treas. Reg. § 1.7874-2(i) addresses when the holder of certain other interests should be treated as holding stock of the foreign acquiring corporation (the “Economically Equivalent Interest Rule”). While there is no judicial or administrative authority interpreting Treas. Reg. § 1.7874-2(h) or (i) as it relates to the Substantially All Requirement, we believe based on the analysis set forth below that neither the Option Rule nor the Economically Equivalent Interest Rule should apply for purposes of determining whether the Substantially All Requirement is satisfied.

Telesat Partnership Units should be options for purposes of the Option Rule. Under the Option Rule, “an option includes an interest similar to an option.”64 The Treasury Regulations give as examples “a warrant, a convertible debt instrument, an instrument other than debt that is convertible into stock or a partnership interest, a put, stock or a partnership interest subject to risk of forfeiture, a contract to acquire or sell stock or a partnership interest, and an exchangeable share or exchangeable partnership interest.”65 This language should encompass the Telesat Partnership Units, which will entitle the holder to elect to receive Telesat Corporation Common Shares in exchange for Telesat Partnership Units.

The Option Rule may apply to the Telesat Partnership Units during the pendency of the Lock-up and should apply to the Telesat Partnership Units after the expiration of the Lock-up. Under the Option Rule, an option is treated differently depending on whether voting power or value is being measured. For purposes of determining the voting power of a foreign corporation, an option is treated as exercised only if a principal purpose of its issuance or transfer is to avoid the foreign corporation being treated as a surrogate foreign corporation.66 By contrast, for purposes of determining value, an option with respect to a corporation or partnership will generally be treated as stock in the corporation, or an interest in the partnership, with a value equal to the holder’s claim on the equity of the corporation or partnership.67

64 Treas. Reg. § 1.7874-2(h)(5).
65 Id. (emphasis added).

Loral Space & Communications Inc.
November 23, 2020

Page Twenty-three

Under the Option Rule, an option will not be treated as stock or a partnership interest with a value equal to the holder’s claim on the equity if a principal purpose of the option’s issuance or acquisition is to avoid the foreign corporation being treated as a surrogate foreign corporation, or if, at the time of the domestic entity acquisition, the probability of the option being exercised is remote.68 That rule will also not apply to an option to the extent that treating the option as stock or a partnership interest would duplicate a shareholder’s or partner’s claim on the equity of the corporation or partnership by reason of holding stock in the corporation or an interest in the partnership.69

A holder’s claim on the equity equals the value of the stock or partnership interest that may be acquired pursuant to the option, less the exercise price (including the amount of any property that would have to be surrendered upon exercise of the option), except that the claim on equity cannot be less than zero.70 In the case of a domestic corporation or partnership, the value of a holder’s claim on equity is determined immediately before the domestic entity acquisition.71 But in the case of a foreign corporation or partnership, the value of a holder’s claim on equity is determined immediately after the domestic entity acquisition.72

Although the Option Rule should apply to the Telesat Partnership Units, it should not do so for purposes of the Substantially All Requirement. The 2006 Temporary Regulations, which promulgated the original version of the Option Rule as Treas. Reg. § 1.7874-2T(f), expressly only applied for the purpose of determining the ownership fraction under Section 7874(a)(2)(B)(ii).73 The preamble provides:

Options and Similar Interests Treated as Stock of the Foreign Acquirer

Based on the regulatory authority provided in section 7874(c)(6), §1.7874-2T(f) of the regulations provides that options and similar interests held by a former shareholder or former partner of the expatriated entity by reason of holding stock or a partnership interest in the expatriated entity will be treated, for purposes of the ownership test of section 7874(a)(2)(B)(ii), as exercised, to the extent that the effect is to treat the foreign corporation as a surrogate foreign corporation. An interest that is similar to an option is defined for these purposes as including, without limitation, a warrant, a convertible debt instrument or other convertible instrument, a put, a stock interest subject to risk of forfeiture, and a contract to acquire or sell stock.

66 Treas. Reg. § 1.7874-2(h)(2).

67 Treas. Reg. § 1.7874-2(h)(1).

68 Treas. Reg. § 1.7874-2(h)(4).

69 Treas. Reg. § 1.7874-2(h)(6).

70 Treas. Reg. § 1.7874-2(h)(1).

71 Treas. Reg. § 1.7874-2(h)(3)(i).

72 Treas. Reg. § 1.7874-2(h)(3)(ii).

73 T.D. 9265, 71 Fed. Reg. 32437 (Jun. 6, 2006).

Loral Space & Communications Inc.

November 23, 2020

Page Twenty-four

These rules are consistent with existing rules under section 382, which has identical statutory language, in section 382(k)(6)(B), to that of section 7874(c)(6). The IRS and Treasury Department are continuing to study whether other types of interests should also be treated as stock of the acquirer under regulations issued under the authority of section 7874(c)(6).74

Thus, the preamble made clear that the original formulation of the Option Rule was intended to apply for purposes of the ownership test under Section 7874(a)(2)(B)(ii), and not for the purposes of the Substantially All Requirement contained in Section 7874(a)(2)(B)(i). The language of Treas. Reg. § 1.7874-2T(f) likewise reflects the Option Rule’s limited scope.

In the 2009 Temporary Regulations, Treasury revised the original formulation of the Option Rule. The preamble to the 2009 Temporary Regulations explains that the reason for the revision was to expand the option rule to apply, not only to options in the foreign acquirer acquired by reason of holding stock in the domestic corporation, but to other types of options as well, including options in the foreign corporation acquired by reason of holding an option in the domestic corporation, and options in the foreign corporation not held by reason of holding stock in the domestic corporation.75 The rule was formulated in a manner similar to the current formulation, in that the rule was said to apply “for purposes of Section 7874.”76 However, nowhere in the preamble or the text of the Temporary Regulations itself did the IRS explain that it was expanding the option rule to apply for purposes other than treating the option holder as holding stock in the domestic or foreign entity, as applicable.

Because the 2006 Temporary Regulations expressly applied only for the purpose of Section 7874(a)(2)(B)(ii), absent an indication in the preamble to the 2009 Temporary Regulations, or in the text of the temporary regulations themselves, that the rule was being expanded to apply for the purpose of the Substantially All Requirement set forth in Section 7874(a)(2)(B)(i), there would not seem to be any basis to read the rule so expansively. The IRS expressly described the reasons for the changes to the Option Rule and the nature of the changes themselves. It is illogical to conclude that they were expanding the rule beyond the application of Section 7874(a)(2)(B)(ii) but forgot to mention it.

Moreover, the 2009 Temporary Regulations describe the Option Rule as applying, in the case of options of the foreign acquirer, with respect to an amount “equal to the holder’s claim on the equity of the foreign corporation immediately after the acquisition described in section 7874(a)(2)(B)(i).”77 For the IRS to provide that the value is determined “after an acquisition described in section 7874(a)(2)(B)(i),” without explaining that the option should be treated as exercised for the purpose of applying Section 7874(a)(2)(B)(i), strongly indicates that such an application was not intended.

74 Id. at 32442 (emphasis added).

75 T.D. 9453, 74 Fed. Reg. 27920, 27923 (Jun. 12, 2009).

76 Treas. Reg. § 1.7874-2T(j)(1), (2) (2009), T.D. 9453, 74 Fed. Reg. at 27929.

77 Treas. Reg. § 1.7874-2T(j)(2) (2009), T.D. 9453, 74 Fed. Reg. at 27929.

Loral Space & Communications Inc.

November 23, 2020

Page Twenty-five

The 2009 Temporary Regulations also expressly provide that, in the case of an option with respect to the foreign acquirer, “the equity of the foreign corporation shall not include the amount of any property the holder of the option (or similar interest) would be required to provide to the foreign corporation under the terms of the option (or similar interest) if such option (or similar interest) were exercised.”78 This strongly implies that, in a case such as ours, where the exercise price is, effectively, an interest in the domestic entity, that the domestic entity should not be treated as having been contributed to the foreign acquirer.

The 2009 Temporary Regulations also included, for the first time, the Economically Equivalent Interest Rule. The rule found in the 2009 Temporary Regulations is virtually identical to the rule contained in the current Treas. Reg. § 1.7874-2(i). As in the case of the Option Rule, the Economically Equivalent Interest Rule contains the same lead-in language of “for purposes of Section 7874.”79 The rule itself, however, just as in the case of the Option Rule, provides only that the holder of economically equivalent interests should be treated as holding stock in the foreign acquirer. The rule says nothing about treating the stock of the domestic entity held, directly or indirectly, by the party that holds the economically equivalent interest as contributed or transferred to the foreign corporation.

Just as with the Option Rule, the lead-in language to the Economically Equivalent Interest Rule should not be read to expand the application of the rule to Section 7874(a)(2)(B)(i). The operative language of the two rules is nearly identical. In both cases, the rule operates to treat securities which are not stock of the foreign acquirer (or the domestic entity in the case of the Option Rule) as stock in the foreign acquirer (or the domestic entity in the case of the Option Rule). As we have described above, it is illogical in the case of, and based on the development of, the Option Rule, to conclude that this language should be read to expand the rule to apply for purposes of the Substantially All Requirement. The Economically Equivalent Interest Rule, which employs the same lead-in language and operative language, should also not be read more expansively.

In fact, in New York State Bar Association (“NYSBA”) Tax Section Report No. 1211, the NYSBA examined a scenario very similar to our facts where the Economically Equivalent Interest Rule was applicable.[80] In the example, the domestic entity was a domestic partnership with three partners. Two of the partners in the three-partner partnership contributed their interests to the foreign acquirer in exchange for interests therein. The third partner retained his or her interests in the domestic entity.[81] The NYSBA report states that the Economically Equivalent Interest Rule could be applicable to treat the interests of the third partner in the domestic entity as interests in the foreign acquirer. Nonetheless, the NYSBA report questions whether the Substantially All Requirement was satisfied because the foreign acquirer did not hold the interests in the domestic entity held by the recalcitrant partner.[82]

78 Id.

79 Treas. Reg. § 1.7874-2T(k)(1) (2009), T.D. 9453, 74 Fed. Reg. at 27929.

80 NYSBA Tax Section Report No. 1211, Report on Certain Issues Under Section 7874 at 37 (May 3, 2010).

81 In fact, the recalcitrant partner’s interests in the domestic entity were converted to in-the-money options therein, but this bears little relevance to the question at hand.

Loral Space & Communications Inc.

November 23, 2020

Page Twenty-six

Holders of interests in Telesat Partnership are similarly situated to the recalcitrant partner described in the NSYBA report. If the recalcitrant partner’s interests are not treated as owned by the foreign acquirer for the purpose of the Substantially All Requirement, neither should theirs.

In the final regulations, the reference to Section 7874(a)(2)(B)(i) has been replaced with a reference to a “domestic entity acquisition.”  Otherwise, the formulation of the Economically Equivalent Interest Rule is largely identical. This change, however, should not alter the conclusion that the Economically Equivalent Interest Rule was not intended to apply for purposes of the Substantially All Requirement.

The interpretation of the Option Rule and Economically Equivalent Interest Rule set forth above is the most reasonable interpretation of those regulations, one which takes into account not only the regulatory formulation, but also the preambles to the temporary and final regulations promulgating those rules. In general, a “regulation [is] accord[ed] . . . its plain or ordinary meaning unless such interpretation would lead to absurd results or another construction is supported by unequivocal evidence of administrative intent.”83 As described above, the operative language of both the Option Rule and the Economically Equivalent Interest Rule supports our interpretation of the regulations. While the lead-in language of each rule describes the provision as applying “for purposes of Section 7874,” this lead-in language does not, either expressly or by implication, modify the operative provisions of Treas. Reg. § 1.7874-2(h) and (i), which provide solely that the holder of options (in the case of the Option Rule) or economically equivalent interests (in the case of the Economically Equivalent Interest Rule) should be treated as holding stock.

This reading is not only the most reasonable and simple interpretation of the text, but it is also supported by the original formulation of the Option Rule in the 2006 Temporary Regulations, the preamble supporting those regulations, the 2009 Temporary Regulations (which incorporated the Economically Equivalent Interest Rule), and their accompanying preamble. There is judicial support for the proposition that regulatory preambles are relevant for the purpose of interpreting the operative provisions of the regulations themselves.84 The IRS itself also considers preambles when interpreting regulations.85

82 NYSBA Tax Section Report No. 1211 at 37–38.

83 Phillips Petroleum Co. v. Comm’r, 101 T.C. 78, 107 (1993), aff’d, 70 F.3d 1282 (10th Cir. 1995) (unpub. op.).

84 See, e.g., Huff v. Comm’r, 138 T.C. 258, 270 (2012) (implying preambles may illuminate the meaning of an ambiguous regulation); ADVO, Inc. v. Comm’r, 141 T.C. 298, 322 (2013) (relying on the preamble to regulations in ascertaining Treasury's intent in order to interpret the regulation’s terms); Vines v. Comm’r, 126 T.C. 279, 293 (2006) (considering the preamble in interpreting a Treasury Regulation); Turner Broad. Sys., Inc. v. Comm’r, 111 T.C. 315, 336 (1998) (stating that the preamble “adds additional weight” to the interpretation of a Treasury Regulation).

85 See, e.g., T.D. 9205, 70 Fed. Reg. 29596, 29597–29598 (May 24, 2005) (recognizing preamble in proposed regulations as memorializing intent of Treasury Department and IRS in promulgating particular language in regulations).

Loral Space & Communications Inc.

November 23, 2020

Page Twenty-seven

In light of the above, the absence of any indication in the 2009 or later preambles that the Option Rule was being expanded to apply for purposes of determining whether the Substantially All Requirement was satisfied (contrary to its initial formulation in the 2006 Temporary Regulations), or that the Economically Equivalent Interest Rule should apply for purposes of determining whether the Substantially All Requirement has been satisfied, even though it is formulated in a nearly identical fashion to the Option Rule, should be probative of the fact that both Treas. Reg. § 1.7874-2(h) and Treas. Reg. § 1.7874-2(i) should be read to apply only for purposes of determining stock ownership and not for purposes of determining whether the Substantially All Requirement is satisfied.

It is also probative that the IRS and Treasury did, in fact, publish rules expanding the Substantially All Requirement so that it was easier to meet. These rules are contained in Treas. Reg. § 1.7874-2(c). If Treasury and the IRS had intended that the Option Rule or Economically Equivalent Interest Rule should affect the determination as to whether the Substantially All Requirement has been satisfied, it would have been simple enough for them to draft Treas. Reg. § 1.7874-2(c) so that it conveyed this point. But Treas. Reg. § 1.7874-2(c) fails to do so.

In light of the above, the better reading of the Option Rule and Economically Equivalent Interest Rule is that they apply solely for purposes of treating the holder of an option or economically equivalent interest, respectively, as holding stock in the entity with respect to which the option relates (in the case of the Option Rule) or in the foreign acquirer (in the case of the Economically Equivalent Interest Rule). These provisions should not be read to require that, if the holder of an interest is treated as owning stock in the foreign acquirer, that foreign acquirer should also be treated as acquiring the stock or interests in the domestic target held by such holder for purposes of satisfying the Substantially All Requirement. Instead, the Substantially All Requirement should be seen as a separate, independent prerequisite for determining whether the domestic entity should be treated as an expatriated entity and the foreign acquirer should be treated as a surrogate foreign corporation.

F.            The Multiple Acquirer Rule

The Multiple Acquirer Rule should not apply to cause the Substantially All Requirement to be met with respect to Telesat Corporation. First, by its terms, the Multiple Acquirer Rule applies only when two or more foreign corporations acquire, in the aggregate, substantially all of a domestic entity’s properties. The Integration Transaction, however, should involve only one foreign corporate acquirer of Loral’s properties, namely, Telesat Corporation. Telesat Partnership is a foreign partnership which should not be treated as a corporation, whether for all U.S. federal income tax purposes or just for Section 7874 purposes, because, as explained above, Telesat Partnership should not be a publicly traded partnership.

Second, even if Telesat Partnership were determined to be a publicly traded partnership, there would still be only one foreign corporate acquirer of Loral for Section 7874 purposes, namely, Telesat Partnership. The preamble to T.D. 9453 (Jun. 9, 2009), which first introduced the rule that became the Multiple Acquirer Rule as a temporary regulation, makes clear that the rule was intended to address transactions where “substantially all of the properties held by a domestic corporation (or constituting a trade or business of a domestic partnership) are not acquired by a single foreign corporation.”86 Examples 5 and 6 of the final regulations, which give side-by-side acquisitions as examples of the application of the rule, reflect this intent.87 Thus, the Multiple Acquirer Rule should not apply where only a single foreign corporation (the “direct foreign acquirer”) acquires substantially all of the properties of a domestic entity and where other foreign corporations can be considered to acquire the domestic entity’s property only indirectly, by reason of their ownership of the direct foreign acquirer.

Loral Space & Communications Inc.

November 23, 2020

Page Twenty-eight

Accordingly, the Multiple Acquirer Rule should not apply to treat Telesat Corporation as having acquired substantially all of Loral’s properties.

IV.           Application of 80% Inversion Test to Telesat Partnership and Telesat Corporation

We conclude, above, that Telesat Partnership should not be treated as a publicly traded partnership and thus should not be treated as a domestic corporation for Section 7874 purposes. However, even if it were treated as a publicly traded partnership, then, as of the consummation of the Integration Transaction, the 80% Ownership Test should not be satisfied with respect to it, nor should it be satisfied with respect to Telesat Corporation. Accordingly, neither entity should be treated as a domestic corporation under Section 7874 as of the consummation of the Integration Transaction, as discussed below.

A.            The Ownership Fraction

In calculating the ownership percentage for purposes of the (60% Ownership Test and) 80% Ownership Test, a fraction (the “Ownership Fraction”) is used, the numerator of which generally equals the amount of stock in the foreign corporation held by former Loral shareholders by reason of having held Loral stock and the denominator of which generally equals the total amount of outstanding foreign corporation stock. In certain situations, the Treasury Regulations mandate adjustments to the numerator and denominator of the Ownership Fraction. Most of those adjustments should not be applicable to the Integration Transaction, while those that are applicable should, as of the consummation of the Integration Transaction, not cause the Ownership Fraction for Telesat Partnership or Telesat Corporation to equal or exceed the 80% threshold needed for an 80% Inversion. The computations in the following tables illustrate that, as of the consummation of the Integration Transaction, (only taking into account actual ownership) the 80% threshold would not be met even if Telesat Partnership were treated as a publicly traded partnership so that Telesat Partnership Units constituted stock in a foreign corporation. To be conservative, these calculations and the calculations in the following sections ignore the Telesat Corporation Incentive Securities, which would increase only the denominator and not the numerator of the Ownership Fraction and hence make it even more difficult to reach the 80% threshold for an 80% Inversion.

86 T.D. 9453, 74 Fed. Reg. 27920, 27921 (Jun. 9, 2009).

87 Treas. Reg. § 1.7874-2(k)(2), Exs. 5, 6.

Loral Space & Communications Inc.

November 23, 2020

Page Twenty-nine

Based on actual share ownership and prior to any of the adjustments discussed below, the Ownership Fraction with respect to Telesat Partnership should be approximately 63.4% = (62.7% x fair market value (“FMV”) of Telesat) / (98.9% x FMV of Telesat).

	Numerator of Telesat Partnership Ownership Fraction	Denominator of Telesat Partnership Ownership Fraction
Non-MHR Shareholders of Loral	26.1% x FMV of Telesat	26.1% x FMV of Telesat
MHR Holders	36.6% x FMV of Telesat	36.6% x FMV of Telesat
Red Isle		36.2% x FMV of Telesat
Total	62.7% x FMV of Telesat	98.9% x FMV of Telesat

Based on actual share ownership and prior to any of the adjustments discussed below, the Ownership Fraction with respect to Telesat Corporation should be 62.7% = (62.7% x FMV of Telesat) / (100% x FMV of Telesat).

	Numerator of Telesat Corporation Ownership Fraction	Denominator of Telesat Corporation Ownership Fraction
Non-MHR Shareholders of Loral	26.1% x FMV of Telesat	26.1% x FMV of Telesat
MHR Holders	36.6% x FMV of Telesat	36.6% x FMV of Telesat
Red Isle		36.2% x FMV of Telesat
Telesat Management		1.13% x FMV of Telesat
Total	62.7% x FMV of Telesat	100% x FMV of Telesat

B.            Adjustment of Ownership Fraction for Non-Ordinary Course Distributions

For purposes of the ownership fraction by value, Treas. Reg. § 1.7874-10 deems former shareholders of the acquired domestic entity to have received additional stock of the foreign acquiring corporation with a fair market value equal to the amount of the non-ordinary course distributions (“Non-Ordinary Course Distributions”), determined as of the date of the distributions, made by the domestic entity during the look-back period.88The look-back period is the shorter of the 36-month period ending on the completion of the domestic entity acquisition and the period beginning with the domestic entity’s formation and ending on the completion date of the domestic entity acquisition.89 A look-back period consists of one to three look-back years.90 Distributions made during a look-back year are non-ordinary course distributions to the extent that they exceed a threshold based on the amount of distributions made during the 36-month period preceding the start of the look-back year.91

It is expected that the special dividend of $5.50 per share for an aggregate dividend of approximately $170.5 million distributed prior to entering into the Transaction Agreement, as well as a maximum of $86 million in cash that will be distributed as a dividend to Loral shareholders prior to the consummation of the Integration Transaction, will be considered a non-ordinary course distribution. Thus, Treas. Reg. § 1.7874-10 should apply to deem Loral shareholders as having received additional stock of Telesat Corporation or Telesat Partnership (in the event it were treated as a publicly traded partnership) with a value equal to $256.5 million. This adjustment of the Ownership Fraction, however, should not cause Telesat Partnership or Telesat Corporation to satisfy the 80% Ownership Test.92

88 Treas. Reg. § 1.7874-10(b).

89 Treas. Reg. § 1.7874-10(k)(4). The “completion date” of a domestic entity acquisition is the date that the domestic entity acquisition and all related transactions are complete. Treas. Reg. § 1.7874-12(a)(3).

90 Treas. Reg. § 1.7874-10(k)(5).

91 Treas. Reg. § 1.7874-10(k)(6), (7).

Loral Space & Communications Inc.

November 23, 2020

Page Thirty

C.            Disqualified Stock

Under Treas. Reg. § 1.7874-4, certain shares issued by the foreign acquiring corporation (“Disqualified Stock”) are excluded from the denominator of the Ownership Fraction. Stock of the foreign acquiring corporation is Disqualified Stock if it is transferred in an exchange related to the domestic entity acquisition (1) to a person other than the domestic entity in exchange for “nonqualified property”93 or (2) to a person in exchange for property and, “pursuant to the same plan or series of related transactions, the transferee subsequently transfers such stock (or, if the transferee exchanges such stock for other property, such other property) in satisfaction of, or in exchange for the assumption of, one or more obligations of the transferee or a person related (within the meaning of section 267 or 707(b)) to the transferee.”94 For this purpose, nonqualified property means (1) cash or cash equivalents;95 (2) marketable securities;96 (3) an obligation owed by (A) a member of the expanded affiliated group that includes the foreign acquiring corporation (unless the holder of the obligation immediately before the domestic entity acquisition and any related transaction or its successor is a member of the expanded affiliated group after the domestic entity acquisition and all related transactions), (B) a former shareholder of the domestic entity that owns97 at least 5% of the vote or value of the domestic entity, or (C) a person, other than a member of the expanded affiliated group, that, before or after the acquisition, either owns98 at least 5% of the vote or value of the stock of, or is related within the meaning of Section 267 or Section 707(b) to, a member of the expanded affiliated group or a person described in (B);99 or (4) any other property acquired in a transaction (or series of related transactions) related to the domestic entity acquisition with a principal purpose of avoiding the purposes of Section 7874.100 Marketable securities do not include stock of a corporation or an interest in a partnership that becomes a member of the expanded affiliated group in a transaction (or series of transactions) related to the domestic entity acquisition.101

92 Assuming Telesat’s value as of the consummation of the Integration Transaction is at least $315 million, the adjustment of the Ownership Fraction for the non-ordinary course distribution should not cause former Loral shareholders to satisfy the 80% Ownership Test. Based on the current trading value of Loral, the implied fair market value of Telesat should fair exceed $315 million. Thus, Telesat would need to experience a precipitous drop in price in order to fail the 80% Ownership Test.

	Numerator of Telesat Partnership Ownership Fraction	Denominator of Telesat Partnership Ownership Fraction
Non-MHR Shareholders of Loral	26.1% x FMV of Telesat	26.1% x FMV of Telesat
MHR Holders	36.6% x FMV of Telesat	36.6% x FMV of Telesat
Non-ordinary course distributions	$256.5 million	$256.5 million
Red Isle		36.2% x FMV of Telesat
Total	62.7% x FMV of Telesat + $256.5 million = $454 million (assuming Telesat value of $315 million)	98.9% x FMV of Telesat + $256.5 million = $568 million (assuming Telesat value of $315 million)

	Numerator of Telesat Corporation Ownership Fraction	Denominator of Telesat Corporation Ownership Fraction
Non-MHR Shareholders of Loral	26.1% x FMV of Telesat	26.1% x FMV of Telesat
MHR Holders	36.6% x FMV of Telesat	36.6% x FMV of Telesat
Non-ordinary course distributions	$256.5 million	$256.5 million
Red Isle		36.2% x FMV of Telesat
Telesat Management		1.13% x FMV of Telesat
Total	62.7% x FMV of Telesat + $256.5 million = $454 million (assuming Telesat value of $315 million)	100% x FMV of Telesat + $256.5 million = $571.5 million (assuming Telesat value of $315 million)

Loral Space & Communications Inc.

November 23, 2020

Page Thirty-one

Treas. Reg. § 1.7874-4 should not apply to treat stock of Telesat Partnership or Telesat Corporation as Disqualified Stock excluded from the denominator of the Ownership Fraction. As discussed above, all of the Telesat Partnership Units will be issued in exchange for Loral stock or Telesat stock, while all of the stock of Telesat Corporation will be issued or deemed issued in exchange for Loral stock or Telesat stock or upon exercise of the Telesat Partnership Units. Neither Loral stock, nor Telesat stock, nor Telesat Partnership Units should constitute cash or cash equivalents. Nor should Loral stock, Telesat stock, or Telesat Partnership Units be considered marketable securities because they are securities in an entity that becomes a member of the expanded affiliated group of Telesat Corporation or Telesat Partnership, as applicable in a transaction related to the domestic entity acquisition. Nor should Telesat Partnership Units or stock of Telesat Corporation be considered to have been issued in exchange for nonqualified property. Accordingly, the Telesat Partnership Units or Telesat Corporation Common Shares issued to Red Isle with respect to its actual or deemed contribution of Telesat stock or exchange of Telesat Partnership Units should not be excluded from the denominator of the Ownership Fraction for purposes of the 80% Ownership Test.

93 Treas. Reg. § 1.7874-4(c)(1)(i). See Treas. Reg. § 1.7874-4(i), Exs. 1–2, 6, 8, 9.

94 Treas. Reg. § 1.7874-4(c)(1)(ii)(A). An obligation is associated with property exchanged if, for example, the obligation arose from the conduct of a trade or business in which the property exchanged has been used, regardless of whether the obligation is a non-recourse obligation. Treas. Reg. § 1.7874-4(c)(1)(ii)(C).

95 Treas. Reg. § 1.7874-4(h)(2)(i).

96 Treas. Reg. § 1.7874-4(h)(2)(ii).

97 Ownership is determined after applying the constructive attribution rules of Section 318(a) with the modifications described in Section 304(c)(3)(B).

98 Ownership is determined after applying the constructive attribution rules of Section 318(a) with the modifications described in Section 304(c)(3)(B).

99 Treas. Reg. § 1.7874-4(h)(2)(iii).

100 Treas. Reg. § 1.7874-4(h)(2)(iv).

101 Treas. Reg. § 1.7874-4(h)(1).

Loral Space & Communications Inc.

November 23, 2020

Page Thirty-two

D.            The Passive Asset Test

Under Treas. Reg. § 1.7874-7, for purposes of calculating the Ownership Fraction by value, stock of the foreign acquiring corporation is generally disregarded on a pro rata basis if more than 50% of the gross value of all foreign group property constitutes foreign group nonqualified property (the “Passive Asset Test”).102 Foreign group property generally means any property held on the completion date103 by the expanded affiliated group, other than property acquired in the domestic entity acquisition, equity interests in a member of the expanded affiliated group, or the obligation of a member of the expanded affiliated group.104 Foreign group nonqualified property generally means “nonqualified property” under Treas. Reg. § 1.7874-4(h)(2), discussed above, subject to certain modifications not applicable in the instant case.105

Based upon Telesat Corporation’s representation that more than fifty percent (50%) of the gross value of all of the assets of entities owned directly or indirectly by Telesat Corporation and Telesat Partnership will not consist of (1) cash or cash equivalents, (2) marketable securities, (3) any obligation, (4) shares of a company organized under the laws of a U.S. State or Commonwealth, or (5) assets of a company organized under the laws of a U.S. State or Commonwealth, the Passive Asset Test of Treas. Reg. § 1.7874-7 should not apply to exclude any stock of Telesat Partnership or Telesat Corporation from the denominator of the Ownership Fraction either for purposes of the 60% Ownership Test or the 80% Ownership Test.

E.            Other Rules

Treas. Reg. § 1.7874-8 excludes from the denominator of the Ownership Fraction by value stock of the foreign acquiring corporation attributable to prior domestic entity acquisitions occurring during the 36-month period ending on the signing date of the current domestic entity acquisition.106 The regulation should have no application in the instant case because Telesat has not acquired any domestic entities during the 36-month period ending on the date in which a binding commitment to consummate the Integration Transaction was entered into.

102 Treas. Reg. § 1.7874-7(b).

103 The “completion date” of a domestic entity acquisition is the date that the domestic entity acquisition and all related transactions are complete. Treas. Reg. § 1.7874-12(a)(3).

104 Treas. Reg. § 1.7874-7(e)(2).

105 Treas. Reg. § 1.7874-7(e)(1).

106 Treas. Reg. § 1.7874-8(b).

Loral Space & Communications Inc.

November 23, 2020

Page Thirty-three

Under Treas. Reg. § 1.7874-9, stock of the foreign acquiring corporation held by reason of holding stock in an acquired foreign corporation is excluded from the denominator of the Ownership Fraction if the foreign acquiring corporation is not a tax resident of the foreign country in which the acquired foreign corporation was tax resident.107 This regulation should not apply here because Telesat Partnership and Telesat Corporation will be organized in and tax residents of Canada, which is the same foreign country in which Telesat is organized and of which Telesat is a tax resident.

Accordingly, as of the consummation of the Integration Transaction, Telesat Partnership should not be treated as a domestic corporation under Section 7874 because it is not a publicly traded partnership and, even if it were determined to be a publicly traded partnership, it would not satisfy the 80% Ownership Test. Similarly, as of the consummation of the Integration Transaction, Telesat Corporation should not be treated as a domestic corporation under Section 7874 because, even if it were determined to satisfy the Substantially All Requirement as of the consummation of the Integration Transaction, Telesat Corporation should not satisfy the 80% Ownership Test as of that time.

SUMMARY AND ADDITIONAL INFORMATION

Based on the Transaction Documents we have examined, the facts stated above, and the analysis set forth above, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, although there is no precedent directly on point, we are of the opinion that (1) Telesat Partnership should not be considered a publicly traded partnership for U.S. federal income tax purposes; (2) Telesat Partnership should not be treated as a surrogate foreign corporation under Section 7874; (3) while not free from doubt, as of the consummation of the Integration Transaction, Loral should not be treated as an expatriated entity and Telesat Corporation should not be treated as a surrogate foreign corporation under Section 7874; and (4) as of the consummation of the Integration Transaction, neither Telesat Partnership nor Telesat Corporation should be treated as a domestic corporation under Section 7874.

This opinion letter is limited to the matters stated herein and no opinion may be inferred or implied beyond the matters expressly stated herein. The Opinion expressed herein are not binding on the IRS or any court, nor are they a guaranty as to what a court would actually hold, but as to the decisions that should be reached if the issues were properly presented to it and a court followed existing precedent as to applicable legal and equitable principles.

This opinion letter is being furnished only to Loral and is solely for the benefit of, and can only be relied upon by, Loral, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent. This opinion letter may be disclosed to your regulators, attorneys, advisors, accountants, assignees, and otherwise as required or compelled by law or legal process.

107 Treas. Reg. § 1.7874-9(b).

Loral Space & Communications Inc.

November 23, 2020

Page Thirty-four

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)

Loral Space & Communications Inc.

November 23, 2020

Page Thirty-five

Glossary of Terms

“30% Shares” means the portion of Telesat Non-Voting Participating Preferred Shares held by Red Isle that Red Isle will transfer to Telesat Corporation for Telesat Corporation Class C Common Shares having a value equal to $5 million.

“Amended and Restated Telesat Corporation Organizational Documents” means the organizational documents of Telesat Corporation.

“Can ULC” means the unlimited liability company which will be formed under the laws of British Columbia by Loral Holdings and Telesat CanHoldco.

“CBCA” means the Canada Business Corporations Act of 1975, as amended.

“Class A Telesat Partnership Units” means the Class A exchangeable limited partnership units in the capital of Telesat Partnership.

“Class B Telesat Partnership Units” means the Class B exchangeable limited partnership units in the capital of Telesat Partnership.

“Class C Telesat Partnership Units” means the Class C exchangeable limited partnership units in the capital of Telesat Partnership.

“Class X Telesat Partnership Units” means the class of limited partner interest with nominal value representing economic rights only that is not exchangeable into Telesat Corporation Common Shares.

“Closing Cash” means the Loral Cash as of the Reference Time, less the Loral transaction expenses, such amount not to be less than zero.

“Closing Gross-Up Factor” means a fraction, (a) the numerator of which is equal to 1, and (b) the denominator of which is equal to (i) 100% minus (ii) the PSP Closing Percentage.

“Closing” means the closing of the Integration Transaction, including the Merger.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” means the Integration Transaction, including the Merger, and the transactions contemplated by the other Transaction Documents.

“Effective Time” means 12:01 AM EST on the Second Closing Day or at such later time as specified in the certificate of merger that Loral and PSP may mutually agree to in writing.

Loral Space & Communications Inc.

November 23, 2020

Page Thirty-six

“Election Deadline” means 5:00 p.m. on the business day that is three business days prior to the Closing Date.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Loral prior to the date hereof.

“GdM” means Globalstar de México, S. de R.L. de C.V, a Mexican sociedad de responsabilidad limitada de capital variable.

“Golden Share” means the Golden Share without par value in the capital of Telesat Corporation, the holder of which will be entitled to a number of votes at certain meetings of the shareholders of Telesat Corporation such that the aggregate number of votes cast by the holder of the Golden Share together with votes cast by the holders of Telesat Corporation Class A Common Shares, the Telesat Corporation Class A Special Voting Share, Telesat Corporation Class C Common Shares and the Telesat Corporation Class C Special Voting Share equals a simple majority of all votes cast by holders of all classes of shares of Telesat Corporation entitled to vote at such meeting.

“Inducement Payment” means an amount in cash equal to the lesser of: (a) $7,000,000 or (b) Closing Cash less the Minimum Cash, which shall not be less than zero, that Loral shall pay to Red Isle in order to induce PSP and Red Isle to enter into the Integration Transaction.

“Integration Transaction” means the “integration” transaction that will result in Telesat Partnership indirectly owning all of the economic interests in Telesat, and Telesat Corporation becoming the publicly traded general partner of Telesat Partnership.

“Investor Rights Agreements” means the investor rights agreements by and between Telesat Corporation and MHR, on the one hand, and Telesat Corporation and PSP, on the other hand.

“IRS” means the United States Internal Revenue Service.

“Lock-up” means the six-month period following consummation of the Integration Transaction during which a holder of Telesat Partnership Units may not exchange their Telesat Partnership Units for Telesat Corporation Common Shares.

“Loral” means Loral Space & Communications Inc., a Delaware corporation.

“Loral Cash” means with respect to the Loral Group, without duplication, the aggregate amount of all cash and cash equivalents (including for purposes of the Transaction Agreement money market funds and money market instruments) held by any member of the Loral Group, determined in accordance with GAAP. For the avoidance of doubt, “Loral Cash” shall (1) be calculated net of issued but uncleared checks and drafts written or issued by any member of the Loral Group as of the applicable date and (2) include checks and drafts deposited for the account of the Loral Group as of the applicable date.

Loral Space & Communications Inc.

November 23, 2020

Page Thirty-seven

“Loral Common Shares” shall mean, collectively, shares of the Loral Non-Voting Common Stock and the Loral Voting Common Stock.

“Loral Group” means Loral and its subsidiaries, including Merger Sub and excluding the Telesat Group, XTAR and its subsidiaries and GdM and its subsidiaries.

“Loral Holdings” means Loral Holdings Corporation, a Delaware corporation.

“Loral Non-Voting Common Stock” means the Non-Voting Common Stock of Loral, $0.01 par value per share, as defined in the Certificate of Incorporation of Loral.

“Loral Series A Preferred Stock” means the Series A Junior Participating Preferred Stock, par value $0.01 per share, of Loral issuable upon the exercise of the rights set forth in the Loral Stockholder Rights Plan.

“Loral Series B Preferred Stock” means the Series B Preferred Stock, par value $0.01 per share, of Loral, five shares of which will be issued to Telesat Partnership pursuant to the Loral Series B Subscription Agreement.

“Loral Series B Subscription Agreement” means the subscription agreement entered into between Loral and Telesat Partnership pursuant to which Telesat Partnership will be issued five shares of Loral Series B Preferred Stock.

“Loral RSUs” means each restricted stock unit granted pursuant to a benefit plan of Loral.

“Loral Special Committee” means the independent special committee of the board of directors of Loral established by the board of directors of Loral.

“Loral Stockholder Rights Plan” means the rights agreement adopted by the board of directors of Loral in order to protect the integrity of the affirmative vote of the holders of a majority of the Loral Voting Common Stock not affiliated with the MHR Holders.

“Loral Voting Common Stock” means the Voting Common Stock of Loral, $0.01 par value per share, as defined in the Certificate of Incorporation of Loral.

“Merger” means the process by which Merger Sub will merge with and into Loral, with Loral surviving the merger as a subsidiary of Telesat Partnership.

“Merger Sub” means Lion Combination Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Loral.

“MHR” means MHR Fund Management LLC.

“MHR Holders” means, collectively, MHR and its affiliates that hold Loral Common Shares.

Loral Space & Communications Inc.
November 23, 2020
Page Thirty-eight

“Minimum Cash” means $1,000,000.

“Non-Economic Voting Rights” means the voting rights holders of Telesat Partnership Units will be entitled to, which are equivalent to Telesat Corporation voting common shares.

“Non-Exchangeable Telesat Partnership Units” means the non-exchangeable partnership units of Telesat Partnership.

“Optionholder Exchange Agreement” means the exchange agreement holders of Telesat Tandem SARs, Telesat Options and Telesat RSUs are entering into with Telesat Corporation in respect of their Telesat Tandem SARs, Telesat Options and Telesat RSUs.

“Parties” means, collectively, Telesat Partnership, Telesat CanHoldco, Loral, Merger Sub, PSP, Red Isle, Telesat Corporation and Telesat.

“Partnership Agreement” means the Telesat Partnership Amended and Restated Limited Partnership Agreement.

“PSP” means the Public Sector Pension Investment Board, a Crown corporation established under the Public Sector Pension Investment Board Act.

“PSP Closing Cash Payment” means a payment in cash equal to the product of (a) the amount if any by which the Inducement Payment is less than $7,000,000, and (b) the Closing Gross-Up Factor.

“PSP Closing Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is the number of Telesat Corporation Common Shares owned by PSP and its affiliates immediately following the Closing, and (b) the denominator of which is the number of Telesat Corporation Common Shares outstanding immediately following the Closing, in each case assuming for this purpose the exchange of all Telesat Partnership Units for Telesat Corporation Common Shares.

“PSP Regulations” means the Public Sector Pension Investment Board Regulations.

“Qualified Canadian” shall have the same meaning as is given to the term “Canadian” in the Investment Canada Act.

“Red Isle” means Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly owned subsidiary of PSP.

“Reference Time” means 11:59 p.m. on the day that is immediately prior to the First Closing Day.

“Super Voting Shares” means an unlimited number of super voting shares entitling such holders, as a class, to cast greater than 50% of the votes for directors.

Loral Space & Communications Inc.
November 23, 2020
Page Thirty-nine

“Tax Act” means the Income Tax Act (Canada).

“Telesat” means Telesat Canada, a corporation incorporated under the laws of Canada.

“Telesat Articles” means the Articles of Amalgamation of Telesat dated January 1, 2017.

“Telesat CanHoldco” means Telesat CanHoldco, a corporation incorporated under the laws of British Columbia and a wholly owned subsidiary of Telesat Partnership.

“Telesat CanHoldco Shares” means shares of common stock of Telesat CanHoldco.

“Telesat Common Shares” means the Common Shares of Telesat as defined in the Telesat Articles.

“Telesat Corporation” means Telesat Corporation, a corporation incorporated under the laws of British Columbia.

“Telesat Corporation Class A Common Shares” means the Class A Telesat Corporation Common Shares.

“Telesat Corporation Class A Special Voting Share” means the one Class A special voting share of Telesat Corporation to which the Trust will subscribe.

“Telesat Corporation Class B Common Shares” means the Class B Telesat Corporation Common Shares.

“Telesat Corporation Class B Special Voting Share” means the one Class B special voting share of Telesat Corporation to which the Trust will subscribe.

“Telesat Corporation Class C Common Shares” means, collectively, Class C Fully Voting common shares of Telesat Corporation and Class C Limited Voting common shares of Telesat Corporation.

“Telesat Corporation Class C Special Voting Share” means the one Class C special voting share of Telesat Corporation to which the Trust will subscribe.

“Telesat Corporation Common Shares” means, collectively, the Telesat Corporation Class A Common Shares, Telesat Corporation Class B Common Shares and Telesat Corporation Class C Common Shares, each in the capital of Telesat Corporation.

“Telesat Corporation Incentive Securities” means, collectively, all options to purchase Telesat Corporation Common Shares, Telesat Corporation stock appreciation rights, and restricted stock units entitling holders to receive Telesat Corporation Common Shares issued upon completion of the transactions contemplated by the Optionholder Exchange Agreement.

Loral Space & Communications Inc.
November 23, 2020
Page Forty

“Telesat Corporation Super Voting Shares” means the Super Voting Shares in the capital of Telesat Corporation.

“Telesat Director Voting Preferred Shares” means the Director Voting Preferred Shares of Telesat as defined in the Telesat Articles.

“Telesat Group” means Telesat and its subsidiaries.

“Telesat Management” means Telesat’s management.

“Telesat Non-Voting Participating Preferred Shares” means the Non-Voting Participating Preferred Shares of Telesat as defined in the Telesat Articles.

“Telesat Options” means options to purchase 5,421,337 Telesat Non-Voting Participating Preferred Shares, 2,612,177 Telesat Options which were issued with Telesat Tandem SARs and Telesat RSUs that represent the right to receive 133,333 Telesat Non-Voting Participating Preferred Shares.

“Telesat Partnership” means Telesat Partnership, a limited partnership organized under the laws of Ontario.

“Telesat Partnership GP Units” means the general partner interest in Telesat Partnership representing both voting and economic rights.

“Telesat Partnership Units” means the three classes of limited partner interests of Telesat Partnership representing economic rights only that are exchangeable for Telesat Corporation Common Shares.

“Telesat Redeemable Common Shares” means the Redeemable Common Shares of Telesat as defined in the Telesat Articles.

“Telesat Redeemable Non-Voting Participating Preferred Shares” means the Redeemable Non-Voting Participating Preferred Shares of Telesat as defined in the Telesat Articles.

“Telesat RSUs” means restricted stock units of Telesat.

“Telesat Senior Preferred Shares” means the Senior Preferred Shares of Telesat as defined in the Telesat Articles.

“Telesat Tandem SARs” means tandem stock appreciation rights accompanying certain Telesat Options.

“Telesat Voting Participating Preferred Shares” means the Voting Participating Preferred Shares of Telesat as defined in the Telesat Articles.

Loral Space & Communications Inc.
November 23, 2020
Page Forty-one

“Telesat-to-Telesat Corporation Exchange Ratio” means 0.4136 Telesat Corporation Common Shares for each Telesat share.

“Transaction Agreement” means the Transaction Agreement and Plan of Merger, dated as of November 23, 2020, by and among Telesat, Telesat Corporation, Telesat Partnership, Telesat CanHoldco, Loral, Merger Sub, PSP, and Red Isle.

“Transaction Documents” means, collectively, the Transaction Agreement, the Voting Support Agreement, and any and all certificates, agreements, documents or other instruments to be executed and delivered by any person in connection with the Transaction Agreement or the Voting Support Agreement, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Treasury Regulations” means United States Treasury Department Regulations.

“Trust Agreement” means the trust agreement, by and between the Trustee and the Trust Settlor.

“Trust Settlor” means the individual designated to settle the Trust on a Trustee.

“Trust Voting Agreement” means the trust voting agreement with the Trustee, Telesat Corporation and Telesat Partnership.

“Trust” means the $5,100 in cash held in trust with an individual to be jointly designated by Loral and PSP.

“Trustee” means an entity organized under the laws of Canada that is not controlled by non-residents that is selected by Loral and PSP to serve as the initial trustee of the Trust pursuant to the Trust Agreement.

“Unit Electing Loral Shareholders” means those Loral stockholders who validly elect to receive Telesat Partnership Units.

“Units” means the Telesat Partnership Units and Non-Exchangeable Telesat Partnership Units.

“Unpaid Loral Transaction Expenses” means the aggregate amount of Loral transaction expenses to the extent unpaid after giving effect to any payments by Loral of the Loral transaction expenses.

“Up-C Electing Loral Shareholders” means those Loral stockholders who do not validly elect to receive Telesat Partnership Units.

“Voting Director Contribution Agreement” means the contribution agreements the Voting Directors are entering into with Telesat Partnership pursuant to which, upon the Closing, the Voting Directors will contribute their Telesat Director Voting Preferred Shares to Telesat Partnership in exchange for interests in Telesat Partnership.

Loral Space & Communications Inc.
November 23, 2020
Page Forty-two

“Voting Directors” means John P. Cashman and Colin D. Watson.

“Voting Support Agreement” means the voting support agreement the MHR Holders are entering into with Telesat, Loral and PSP pursuant to which, among other things, the MHR Holders have agreed, on the terms and subject to the conditions set forth in the Voting Support Agreement, and in consideration in part for the Investor Rights Agreements, to (a) vote all of their shares of Loral Voting Common Stock in favor of the Integration Transaction, including the Merger, and the adoption of the Transaction Agreement and (b) take certain other actions as contemplated by the Voting Support Agreement.

“XTAR” means XTAR, LLC, a Delaware limited liability company.